Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our reports dated March 12, 2012 with respect to the consolidated financial statements of Firstbank Corporation, which reports are incorporated by reference herein.  We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Plante & Moran PLLC

Grand Rapids, Michigan
June 20, 2012